Exhibit 4.1

TERMS AND CONDITIONS

of the

INTERXION HOLDING N.V.

2017 EXECUTIVE DIRECTOR LONG TERM INCENTIVE PLAN

Adopted by the Board on 13 May 2017

INTERXION HOLDING N.V. 2017 EXECUTIVE DIRECTOR LONG TERM INCENTIVE PLAN

EFFECTIVE DATE: 13 MAY 2017

Preamble

In order to encourage, motivate and reward the Participant (as defined hereafter) for his contributions to the profitable growth of the Company (as defined hereafter) and its Group Companies (as defined hereafter), and to align the interests of the Participant with the interests of the shareholders of the Company, the Company wishes to operate this incentive scheme, whereby Performance Shares (as defined hereafter) may be awarded to the Participant from time to time under the terms and conditions of this Plan.

In accordance with the recommendation of the Compensation Committee (as defined hereafter) the Plan has been adopted by the Board on 13 May 2017.

1	Definitions

1.1	In this Plan, the following definitions shall have the meaning set forth below unless explicitly expressed otherwise.

Award	means the number of Performance Shares awarded to the Participant pursuant to this Plan and the Award Agreement;

Award Agreement	means the signed written agreement between the Participant and the Company setting out the details of an Award in the form described in Article 5.1 of the Plan;

Award Date	means the date on which an Award is made to the Participant as specified in the relevant Award Agreement;

Award Year	means the calendar year from 1 January until 31 December in which the Award is made to the Participant;

Board	means the board of directors of the Company (including the executive and non-executive directors);

Cash Settlement	means the opportunity available to the Participant to initiate an immediate sale of the Shares by the Company on his account;

INTERXION HOLDING N.V. 2017 EXECUTIVE DIRECTOR LONG TERM INCENTIVE PLAN

EFFECTIVE DATE: 13 MAY 2017

Cause	means (i) convicted of committing any felony under applicable criminal law, or (ii) a breach of any material fiduciary duty or act of dishonesty, fraudulent misrepresentation or moral turpitude which violation, breach or act has or may be reasonably be expected to have a material detrimental impact on the business of the Company or any Group Company, or prevents or materially impairs or may reasonably be expected to prevent or materially impair the Participant’s effective performance of his duties for the Company or any Group Company;

Change of Control	means (i) any merger or consolidation of the Company with or into any other person or any stock purchase or sale, reorganization, recapitalization or other transaction, in each case, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction(s), any person or a group of persons under Common Control, not currently controlling the Company acquires Common Control of the Company or of its transferee(s) or surviving persons; (ii) any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of the Company, on a consolidated basis, in one transaction or a series of related transactions;

Common Control	means, with respect to any person, the power to control, directly or indirectly, greater than 50% of the voting interest of all shares by such a person or the ability to appoint or elect more than 50% of the board of directors or other equivalent governing board by such a person, whether such power is effected through ownership of shares or other securities, by contract, by proxy or otherwise;

Company	means InterXion Holding N.V., a public company (naamloze vennootschap) incorporated under the laws of the Netherlands, currently having its registered seat at Amsterdam, the Netherlands, and its registered office at Tupolevlaan 24, 1119 NX Schiphol-Rijk, the Netherlands, registered with the Dutch Chamber of Commerce under the number 33301892, or any successor corporation;

INTERXION HOLDING N.V. 2017 EXECUTIVE DIRECTOR LONG TERM INCENTIVE PLAN

EFFECTIVE DATE: 13 MAY 2017

Company’s Articles	means the articles of association of the Company as amended from time to time;

Compensation Committee	means the compensation committee of the Company that, amongst others, executes certain responsibilities of the Board relating to the review and approval of the Plan;

Executive Director	means the executive director (uitvoerend bestuurder) of the Company appointed by the General Meeting in accordance with the Company’s Articles;

Fair Market Value	means the closing price (slotkoers) of a Share on the New York Stock Exchange (NYSE) on the date the fair market value is to be determined converted into Euros against the noon (Central European Time) exchange rate on that same date;

General Meeting	means the general meeting of shareholders of the Company;

Group	means (i) the Company together with companies which are under Common Control of the Company, or (ii) or any other company as resolved by the Board;

Group Company	means a company which forms part of the Group;

Insider Trading Rules	means the internal InterXion Holding N.V. Insider Trading Policy as published on the Company’s website, as may be amended from time to time;

Participant	means the Executive Director as from the moment one or more Awards have been made to him under this Plan;

INTERXION HOLDING N.V. 2017 EXECUTIVE DIRECTOR LONG TERM INCENTIVE PLAN

EFFECTIVE DATE: 13 MAY 2017

Performance Period	means the three year period starting on 1 January of the Award Year and ending on 31 December of the third year after the starting date;

Performance Share	means a conditional right to receive one Share on the Vesting Date;

Permanent Disability	means the determination of the company doctor that the Participant is permanently unable to perform his work (volledig duurzaam arbeidsongeschikt) due to mental or physical disability;

Plan	means this InterXion Holding N.V. 2017 Executive Director Long Term Incentive Plan, as adopted by the Board and may be amended from time to time;

Relative TSR Performance	means the cumulative total shareholder return of the Company over the Performance Period, relative to the cumulative total shareholder return of the constituents of the S&P Small Cap 600 Index over the Performance Period, calculated on a percentile ranking basis, whereby the starting price is the average closing share price in the month of January of the Award Year and the closing price is the average closing share price in the month of December of the last year of the Performance Period. Total shareholder return includes share price performance and the re-investment of dividends, if applicable;

Retirement	means retirement on or after the Participant reaches the State pension age (AOW-gerechtigde leeftijd);

Share	means an ordinary share in the capital of the Company with a nominal value of EUR 0.10 (ten Eurocents), or other nominal value as specified in the Company’s Articles from time to time, and “Shares” shall be construed and interpreted accordingly;

INTERXION HOLDING N.V. 2017 EXECUTIVE DIRECTOR LONG TERM INCENTIVE PLAN

EFFECTIVE DATE: 13 MAY 2017

Shareholder	means a holder of legal title to Shares;

Share Pool	means the number of Shares available for awards made under all equity based incentive plans of the Company;

Vesting	means the satisfaction of the requirements of Article 6 of this Plan and “Vest” shall be construed and interpreted accordingly;

Vesting Date	means the date(s) on which an Award shall Vest, as determined in the Award Agreement.

1.2	Where the context so requires and admits, singular expressions shall include the plural and vice versa, and all references to the masculine gender shall include the feminine and vice versa.

1.3	The headings in this Plan are for the sake of convenience only and do not affect the interpretation of the Plan.

2	Powers of and interpretation by the Board

2.1	On behalf of the Company, upon a proposal of the Compensation Committee, the Board shall have the right and the authority to:

2.1.1	authorise any person to execute, on behalf of the Company, any instrument required to affect Awards made pursuant to this Plan;

2.1.2	insofar as it is required in order to ensure continued compliance with statutory and/or regulatory requirements prescribe, amend and rescind the rules and regulations of or relating to this Plan unless, with respect to any previous Awards made to the Participant and without obtaining such Participant’s consent, such action would adversely materially affect the rights or position of the relevant Participant;

2.1.3	construe and interpret this Plan, any relevant Award Agreement and any other agreement or document executed pursuant to this Plan;

2.1.4	make such determinations as are deemed necessary or desirable for the proper administration of this Plan.

2.2	Subject to compliance with Article 2.1 of this Plan, the Board’s interpretation and construction of any provision in this Plan or of any Award made under this Plan or of any Award Agreement shall be final and binding on all persons claiming an interest in any Award made under this Plan. The Board shall not be liable for any action or determination made in good faith with respect to this Plan.

INTERXION HOLDING N.V. 2017 EXECUTIVE DIRECTOR LONG TERM INCENTIVE PLAN

EFFECTIVE DATE: 13 MAY 2017

3	Eligibility

3.1	Subject to applicable securities law and applicable Company rules and policies, the Executive Director is eligible to be granted Awards under this Plan.

3.2	No Award shall be made without the approval of the Board upon a proposal of the Compensation Committee.

3.3	Awards may be made to the Executive Director from the date his term as Executive Director commences.

4	Available Shares

4.1	Awards under this Plan shall be made from the Share Pool.

4.2	The Share Pool consists of 5,273,371 Shares. The Share Pool covers awards made under all equity-based incentive plans of the Company. Taking into account the awards made under those plans, approximately 1,738,000 Shares are available for Awards under this Plan as from the date of adoption of this Plan. The Company shall at all times keep available sufficient authorised and unissued Shares or shall procure sufficient Shares to be available for transfer to satisfy the Vesting of all outstanding Awards.

4.3	Shares subject to awards that expire, terminate or are otherwise surrendered, cancelled or forfeited under other equity-based incentive plans shall be returned to the Share Pool.

5	Award

5.1	Subject to Articles 2, 3 and 4 of this Plan, Awards may be made to the Executive Director by the Board upon a proposal of the Compensation Committee. Each Award shall be evidenced by an Award Agreement to be entered into between the Executive Director and the Company, setting forth the terms and conditions pertaining to the Award. Such Award Agreement shall be compliant with the tax and regulatory regime in the country in which the Executive Director resides and shall, together and concurrently with this Plan set out the rights and obligations pertaining to the Award subject to local legal and regulatory requirements.

5.2	The number of Performance Shares awarded shall be specified in the Award Agreement. The number of Shares to which the Participant is ultimately entitled under the Award is dependent on the Relative TSR Performance over the Performance Period as determined in accordance with Article 6.1 of the Plan.

INTERXION HOLDING N.V. 2017 EXECUTIVE DIRECTOR LONG TERM INCENTIVE PLAN

EFFECTIVE DATE: 13 MAY 2017

5.3	During the Vesting period of the Award, the Participant is not entitled to conclude contracts or acquire instruments to hedge his financial position in the Awards acquired under this Plan.

6	Performance Adjustment, Vesting and Forfeiture

6.1	The number of Shares to which the Participant is ultimately entitled under the Award is dependent on the Relative TSR Performance over the Performance Period. The actual number of Shares to be awarded will be calculated as follows:

6.1.1	the number of Performance Shares made under the Award x 0%, if the Relative TSR Performance of the Company is ranked at a level below the 25th percentile performance of the constituents of the S&P SmallCap 600; or

6.1.2	the number of Performance Shares made under the Award x 25%, if the Relative TSR Performance of the Company is ranked at a level equal to the 25th percentile performance of the constituents of the S&P SmallCap 600; or

6.1.3	the number of Performance Shares made under the Award x 100%, if the Relative TSR Performance of the Company is ranked at a level equal to the 50th percentile performance of the constituents of the S&P SmallCap 600; or

6.1.4	the number of Performance Shares made under the Award x 175%, if the Relative TSR Performance of the Company is ranked at a level equal to or higher than the 75th percentile performance of the constituents of the S&P SmallCap 600, whereby the actual number of Shares to be awarded for Relative TSR Performance between percentile levels is calculated on a linearly interpolated basis.

6.2	Subject to Article 6.3 of this Plan, the number of Shares as calculated in accordance with Article 6.1 of this Plan shall Vest in two (2) equal annual instalments:

6.2.1	the first instalment (50%) will Vest upon approval of the number of Shares to be awarded to the Participant, as calculated in accordance with Article 6.1 of this Plan, at the Annual General Meeting in the year following the end of the Performance Period;

6.2.2	the second instalment (50%) will Vest on the (4) fourth anniversary of the Award Date.

6.3	Except in the circumstances as described in Article 6.4 and Article 7.3 of this Plan, vesting of the Shares is subject to the Participant’s continued appointment with the Company on the Vesting Date.

6.4	In case of a Change of Control of the Company (including any of its successors) resulting in one of the following situations:

6.4.1	this Plan and/or the Award Agreement is terminated;

INTERXION HOLDING N.V. 2017 EXECUTIVE DIRECTOR LONG TERM INCENTIVE PLAN

EFFECTIVE DATE: 13 MAY 2017

6.4.2	the employment agreement or management agreement between the Participant and the Company (including any of its successors) is terminated by the Company (including any of its successors) other than for Cause; or

6.4.3	the Participant is offered a position which is a material demotion to the current position of the Participant,

all Performance Shares shall Vest immediately, whereby (i) in the event the calculation of Article 6.1 of this Plan has been performed and the ultimate number of shares to be awarded has been confirmed in writing to the Participant, the Participant shall be entitled to the number of Shares as calculated in accordance with Article 6.1 of this Plan, or (ii) in the event the calculation of Article 6.1 of this Plan has not been performed, the Participant will be entitled to the number of Shares that equals the number of the Performance Shares as set out in the Award Agreement.

7	Leaver provisions

7.1	Unless provided otherwise in each relevant Award Agreement or in this Plan, the unvested portion of Awards made to the Participant shall immediately be forfeited if the Participant ceases to be the Executive Director. No claim for payment or compensation exists for the Participant in respect of such forfeiture.

7.2	If the Participant ceases to be the Executive Director for Cause, all Vested and unvested parts of Awards made to the Participant will immediately be forfeited.

7.3	If the Participant ceases to be the Executive Director as a consequence of (i) Retirement in mutual consultation with the Compensation Committee, (ii) Permanent Disability, or (iii) death of the Participant, the Participant or his heirs shall be entitled to a pro rata part, as calculated on a daily basis, of the unvested portion of Awards made to the Participant, for the period that the Participant was the Executive Director during the Performance Period, whereby the pro-rated number of Shares shall be adjusted in accordance with Article 6.1 of the Plan after the Performance Period, and will vest in accordance with the schedule as set out in Article 6.2 of the Plan.

7.4	If the issue of the actual number of Shares requires the prior approval of the General Meeting and such approval is withheld, the Participant or the Participant’s heirs will receive an amount equal to the net proceeds of the sale of the Vested but unissued Shares as if these Shares would have been sold on the date of death or the date the Participant ceases to be the Executive Director.

8	Release of Shares

8.1	As soon as practical following the Vesting Date of the Performance Shares, the Shares shall be released by the Company to the Participant.

INTERXION HOLDING N.V. 2017 EXECUTIVE DIRECTOR LONG TERM INCENTIVE PLAN

EFFECTIVE DATE: 13 MAY 2017

8.2	Where the Participant has opted for a Cash Settlement by means of an immediate sale of either all the Shares or sufficient Shares to cover taxes due upon the Vesting Date, the Company shall provide for a sale of the Shares immediately after Vesting upon request and on behalf of the Participant. If the Participant has requested the Company to sell the Shares, the Participant agrees that the Company will sell such Shares “at best price” at the risk and for the account of the Participant. When transferring the cash amount to the Participant, the Company will take into account Article 12 of this Plan.

9	Restrictions attached to Awards

9.1	Each Award made to the Participant is strictly personal and shall, during the lifetime of the Participant, not be assignable or transferable. In the event of the Participant’s death, the Award held by the Participant shall be transferable to the Participant’s beneficiaries only by last will and testament or by the applicable laws of descent and distribution. Any other assignment or transfer shall be deemed to be null and void and Awards allegedly so assigned or transferred shall lapse with immediate effect.

9.2	The Participant shall have no rights as a Shareholder until the date on which such Shares have Vested. No adjustments and exceptions shall be made in connection with dividends (ordinary or extra-ordinary or whether in currency, securities, or other property), distributions or other rights accruing to Shareholders prior to the Vesting Date.

9.3	Each Award Agreement shall contain such other provisions as are deemed appropriate by the Board, upon a proposal of the Compensation Committee, including but not limited to:

9.3.1	restrictions on the Vesting of Shares and/or;

9.3.2	restrictions on continued ownership of Shares following a termination of Board membership and/or;

9.3.3	submission by the Participant of such forms and documents as the Company may reasonably require and/or;

9.3.4	procedures to facilitate the payment of withholding taxes and social security charges in accordance with Article 12 of this Plan.

10	Corporate reorganisation

10.1	The Board, upon a proposal of the Compensation Committee, shall be allowed (but for the avoidance of doubt, not obliged) to make adjustments to the class and number of Shares to which this Plan applies and/or any other aspect of this Plan in each case to prevent dilution or appreciation of the rights of the Participant in connection with any increase or reduction of Shares which were issued without the Company receiving adequate consideration in exchange, such as (but not limited to) the payment of a dividend, a stock split, a reverse stock split, a re-capitalisation, a combination, or reclassification or any other similar event. Upon any such adjustments being made, fractions of a Share shall not be issued but shall either be paid to the Participant in cash at Fair Market Value or shall be rounded down or up to the nearest Share.

INTERXION HOLDING N.V. 2017 EXECUTIVE DIRECTOR LONG TERM INCENTIVE PLAN

EFFECTIVE DATE: 13 MAY 2017

10.2	Notwithstanding any other provision of this Plan (but subject to any approval required pursuant to the Company’s Articles, agreements binding on the Company and applicable legislation), upon the Company’s dissolution, liquidation, sale of all or substantially all of its assets, merger, split, consolidation, the occurrence of a similar event relating to the Company or in the event of a change of control or share-for-share exchange, the Board, upon a proposal of the Compensation Committee, shall have the power to (i) cancel on a cash-out basis any or all of the outstanding Awards immediately prior to such event; (ii) roll-over outstanding Awards to a new incentive arrangement; or (iii) make any other amendment as the Board deems fit with due regard of the outstanding rights of Participants.

10.3	Except as expressly provided in this Article 10 of this Plan, the Participant shall not be afforded any rights whatsoever by reason of any capital or corporate reorganisation of the Group.

10.4	Awards pursuant to this Plan shall not in any way affect the rights or power of the Company to affect any capital or corporate reorganisation.

11	Amendment or termination of the Plan

The Board, upon proposal of the Compensation Committee, may revise, amend, suspend or terminate this Plan in whole or in part including, without limitation, the adoption of any amendment deemed necessary or desirable to have the Awards comply with and be aligned to the rules and regulations imposed on the Company by a recognised stock exchange and to correct any inconsistency, defect or omission in the Plan or in any Awards pursuant to this Plan.

12	Costs, tax and social security

12.1	All applicable personal tax and social security levies due, legal and professional fees incurred by the Participant upon and in relation to the Vesting and/or transfer of Shares shall be borne by the Participant.

12.2	Upon Shares Vesting, the Company may require the Participant (prior to the Shares being sold) to remit to the Company an amount sufficient to satisfy all withholding tax and social security charges due in connection with the Award and/or Vesting or sale of Shares. The Company will have the right to withhold the required tax and social security due on the Shares from any payment made to the Participant.

12.3	Should tax and/or social security levies arise in connection with the Awards as a result of changes in tax and/or social security legislation, the costs and risks arising out of such changes shall be borne by each relevant Participant.

INTERXION HOLDING N.V. 2017 EXECUTIVE DIRECTOR LONG TERM INCENTIVE PLAN

EFFECTIVE DATE: 13 MAY 2017

13	Rights as an Executive Director

13.1	This Plan shall not be construed to give the Executive Director participating pursuant to this Plan the right to continue to be an Executive Director respectively.

13.2	Any Award under this Plan shall not give rights to Awards under this Plan in the future.

14	Notices

14.1	Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Plan and each relevant Award Agreement must be in writing, in English and will be deemed to have been delivered:

14.1.1	upon receipt, when delivered personally;

14.1.2	upon receipt, provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party; or

14.1.3	five business days after deposit with an internationally recognised delivery service, in each case properly addressed to the party to receive the same at the addresses set out in each relevant Award Agreement or such other addresses as communicated in the manner set out above to the other party from time to time.

15	Conflict with Award Agreement

In the event of a conflict between the provisions of an Award Agreement and this Plan, the provisions of the Award Agreement shall prevail. Any conflicting or inconsistent term of this Plan shall be interpreted and implemented by the Compensation Committee in a manner consistent with the Award Agreement.

16	Insider Trading

16.1	The Participant shall be subject to and bound by the terms and conditions of any internal Insider Trading Rules and statutory insider trading rules as well as other statutory or stock exchange rules that may be applicable in accordance with those rules. Such rules may limit the possibility to make Awards, dispose of Shares and other possible transactions with securities. The rules may be amended from time to time. Prior to any sale of Shares, the Participant must ensure that they have reviewed the rules as they apply at that time.

16.2	The Participant is deemed to be familiar with and responsible for complying with any applicable Insider Trading Rules or any other information, guidance and /or regulations issued by the Company or relevant government of regulatory bodies. The Company shall incur no liability should the Participant act in breach of these Insider Trading Rules.

INTERXION HOLDING N.V. 2017 EXECUTIVE DIRECTOR LONG TERM INCENTIVE PLAN

EFFECTIVE DATE: 13 MAY 2017

17	Governing law and jurisdiction

17.1	This Plan shall be governed by and shall be construed in accordance with the law of the Netherlands.

17.2	The Company, Group Companies and the Participant irrevocably submit, in respect of any suit, action or proceeding related to the interpretation or enforcement of this Plan, to the exclusive jurisdiction of the courts of Amsterdam.

INTERXION HOLDING N.V. 2017 EXECUTIVE DIRECTOR LONG TERM INCENTIVE PLAN

EFFECTIVE DATE: 13 MAY 2017